Exhibit 10.5

May 17, 2006

Mr. John Malloy

4 Rivermeadow Drive

West Newbury, MA 01985

Dear John:

We are pleased to confirm the compensation agreement between you and Celunol Corp., a Delaware corporation formerly known as BC International Corporation (the “Company”). In consideration of the covenants and agreements set forth below, the Company hereby employs you, and you hereby agree to be employed by the Company, on the following terms and conditions:

1. Term. This Agreement shall become effective as of November 28, 2005 (the “Effective Date”) and shall continue until November 28, 2007 unless it is earlier terminated by you or the Company in accordance with the provisions of paragraph 5 below (the “Term”).

2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of Executive Vice President - Business Development. Your responsibilities through December 31, 2006 will include completing the development and project financing for the proposed ethanol plant to be built in Jennings, Louisiana (the “Jennings Project”), building a project development pipeline of two to three projects for 2007 and 2008 (with the Jennings Project and other projects to be pursued by the Company referred to herein as the “Projects”) and building out the Company’s project development team and such other responsibilities as are assigned to you from time to time by the Company’s Chief Executive Officer. You agree to devote your full business time, attention and energies to the business and interests of the Company during the term of your employment with the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement.

3. Compensation and Benefits. Subject to your adherence to all of your responsibilities under this Agreement, during the Term of this Agreement you shall be entitled to receive the following compensation and benefits.

(a) Base Salary. Commencing on the Effective Date, and during the Term of this Agreement, Company will pay you a base salary at the monthly rate of $16,666.66 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with Company’s payroll practices then in effect. Your Base Salary shall be subject to annual review and adjustment beginning with the first anniversary of the Effective Date.

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(b) Incentive Bonus. Subject to paragraph (c) and the availability of funds to provide for a substantial bonus pool for employees, you will be eligible for an annual performance-based bonus of up to 20% of your Base Salary. Your initial incentive bonus period will be November 28, 2005 through December 31, 2006. The amount of your bonus for any year will be determined by the Board of Directors and paid not later than February 28 of the following year. In determining whether to pay you an incentive bonus with respect to a particular year, one of the factors the Board of Directors will take into account is whether you are also getting a bonus for the applicable year pursuant to the Transaction Bonus Pool described below.

(c) Transaction Bonus. You will be entitled to participate in a transaction bonus pool to be created by the Company with respect to the Projects (the “Transaction Bonus Pool”). The Company expects that the Transaction Bonus Pool will be in an amount between  1/2 of 1% and 1% of the total project cost for the Projects. Creation of this Transaction Bonus Pool and the amount and terms of the Transaction Bonus Pool is subject to obtaining all consents of lenders, equity providers and other project participants for the Projects. The portion of the Transaction Bonus Pool payable with respect to any year will be distributed in the first quarter of the subsequent year as part of the Company’s incentive compensation payments.

(d) Benefits. During the term of this Agreement, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other fringe benefit plans which Company shall make available to similarly situated employees. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(e) Vacation. You will be entitled to four (4) weeks of vacation per year, in accordance with the Company’s vacation policy as in effect from time to time.

(f) Stock Options. The Company will grant you stock options to acquire shares of the Company’s common stock at an exercise price equal to fair market value as of the date of grant (as determined by the Board of Directors or its Compensation Committee). The total size of the grant will be 1.5% of the Company’s outstanding common stock on a fully-diluted basis, after giving effect to the dilution related to the anticipated $13.6 million financing scheduled for March or April 2006. These stock options will vest in quarterly installments over four (4) years, with vesting commencing as of the Effective Date, will be in the form of incentive stock options to the extent permissible under the Company’s 2006 Equity Incentive Plan and applicable law and will otherwise be subject to the terms of the Company’s 2006 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A.

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4. Restrictive Covenants. You hereby agree to enter into the Employee Invention, Non-Competition and Confidentiality Agreement in the form attached hereto as Exhibit B (the “Employee Invention Agreement”), the terms of which are incorporated into this Agreement.

5. Termination. You and Company shall be free to terminate this Agreement as follows:

(a) By The Company For Cause. Company shall have the right to terminate your employment hereunder at any time for “Cause” upon thirty (30) days’ prior written notice. For purposes of this Agreement only, “Cause” shall be defined to include (1) material misconduct in the performance of your duties and responsibilities hereunder, (2) your material failure, refusal or inability (other than for reasons of disability) to perform your duties and responsibilities hereunder or to carry out any proper direction of the Chief Executive Officer or Board of Directors, (3) breach by you of a material term of this Agreement or the Employee Invention Agreement, or any other agreement between you and the Company and (4) conviction of or plea of nolo contendere, to, a felony or other crime involving moral turpitude, or imprisonment for any crime; provided, however, that in the event of a potential termination for Causes 1, 2 or 3 above, such termination may not occur until at least fifteen (15) days after Company has provided you with a detailed written notice of the ground(s) for the termination, and then only if you have failed to correct the behavior giving rise to, such potential termination. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this paragraph, Company shall only be obligated to pay you your Base Salary through the date of your termination, together with such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.

(b) Disability. Company shall have the right to terminate your employment hereunder in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder for one or more periods totaling sixty (60) days in any twelve (12) month period. In the event of a termination of your employment pursuant to this paragraph, your right to receive income continuation shall be determined in accordance with the terms and conditions of Company’s short-term and long-term disability plans then in effect.

(c) Death. In the event of a termination of your employment hereunder by reason by your death, your estate or legal representative shall be entitled to receive your Base Salary through the date of your death, together with such death benefits as may be provided by the Company’s benefit plans then in effect.

(d) Termination By Company Other Than For Cause, Disability or Death. Company shall have the right to terminate your employment hereunder at any time other

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than for Cause, disability or death upon thirty (30) days’ prior written notice to you. In the event of a termination by Company pursuant to this paragraph, you shall be entitled to receive severance pay in the amount of your Base Salary for a period of three (3) months after your termination date, minus required withholdings, which severance payments will be made to you on the Company’s normal payroll cycle; provided, however, that (i) your right to receive such severance pay shall be contingent upon (x) your compliance with all of your obligations under this Agreement, including those set forth in paragraph 6 below, and the Employee Invention Agreement, and (y) your execution of a general release of all claims against Company and its affiliates in form satisfactory to Company; and (ii) in the event of any termination by the Company pursuant to this paragraph (d) prior to November 30, 2006 you will be entitled to severance pay for the period from the date of such termination until February 28, 2007.

(e) Termination By You For Good Reason. In the event that you resign your employment with Company at any time, by providing to Company a written notice of resignation within thirty (30) days following an event constituting “Good Reason,” as that phrase is defined below, your resignation shall be deemed to be a termination of your employment by Company other than for Cause pursuant to paragraph 5(d) above, in which event both you and Company shall have your respective rights and obligations in the event of such a termination. In the event that you do not send Company a written notice of resignation pursuant to this paragraph within thirty (30) days following an event constituting Good Reason, your rights under this paragraph 5(e) shall cease. For purposes of this Agreement, the phrase “Good Reason” shall mean any of the following actions by the Company: (i) your demotion to a non-executive position, or (ii) material reduction of your ability to participate in the Company’s fringe and benefit plans, other than any reduction that is part of a general reduction or other concessionary arrangement affecting all senior officers, or (iii) transferring you to a new location outside of the Boston metropolitan area (which for purposes of this Agreement means any location more than 50 miles from Boston).

(f) Termination By You For Any Other Reason. You shall have the right to terminate your employment hereunder at any time after November 30, 2006 for any reason not otherwise covered by paragraph 5(e) by providing thirty (30) days’ prior written notice to Company. In the event of a termination by you pursuant to the preceding sentence, Company shall only be obligated to pay you your Base Salary through the date of your termination together with such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.

6. Nondisparagement Covenant. You agree that you will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Company or its affiliates, or the business or personal reputations of any of its directors, officers, agents, employees, clients or suppliers, and you further agree that you will not engage in any other deprecating conduct or communications with respect to Company or its affiliates. You

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further agree that you will refrain from publicly or privately making any statement concerning Company or its affiliates or their officers, directors, employees, agents, clients or suppliers, or Company’s business methods of operation or methods of doing business, which is in way negative or unflattering or which could reasonably be expected to subject them to any public disrespect, scorn or ridicule, or legal or regulatory action. The provisions of this Section 6 are not intended to prohibit any legally required disclosure provided that such disclosure is accurate and the Company is given reasonable prior notice of such requirement and a reasonable opportunity to contest or minimize such disclosure.

7. Specific Performance. You recognize and agree that Company’s remedy at law for breach of paragraph 6 of this Agreement or the Employee Invention Agreement would be inadequate, and further agree that, for breach of such provisions, Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance.

8. Continuation of Employment. You understand, acknowledge and agree that this Agreement does not create an obligation for the Company or any other person to continue your employment and, subject to your right to receive compensation and benefits as provided in paragraph 5, you will be an at-will employee and the Company may terminate your employment at any time.

9. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

10. Arbitration. All disputes arising out of this Agreement (other than claims for injunctive relief and any claims under the Employee Invention Agreement) shall be resolved by final and binding arbitration. The arbitration shall be conducted in Boston, Massachusetts under the American Arbitration Association’s rules for commercial disputes employing a single arbitrator. The arbitrator shall not be empowered to award punitive damages.

11. Assignment. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company, its successors and assigns. This Agreement may not be assigned by you.

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12. Notices. All notices required by this shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

A.	If to you:

John Malloy

4 Rivermeadow Drive

West Newbury, MA 01985

B.	If to Company:

Celunol Corp.

980 Washington Street

Suite 122

Dedham, MA 02026

Attn: Chief Executive Officer

or to such other address as a party hereto shall specify in writing given in accordance with this section.

13. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14. Consultation with Counsel; No Representations. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement. Both you and the Company acknowledge that neither party has made any representations or warranties to the other party concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

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If the foregoing correctly conforms to your understanding of the agreement between you and Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

CELUNOL CORP.

By	/s/ Michael Dennis
Michael Dennis
President

Agreement Confirmed:

/s/ John Malloy
JOHN MALLOY

Exhibit A:	2006 Equity Incentive Plan
Exhibit B:	Employee Invention, Non-Competition and Confidentiality Agreement